EXHIBIT 99.1


                     AVON CONSIDERS ISSUING CONVERTIBLE NOTES



NEW YORK, NY, July 6, 2000 -- Avon Products, Inc. (NYSE: AVP) said today that it is considering issuing zero coupon convertible notes to repay a portion of its existing floating rate short-term debt. The company said its total indebtedness would not increase as a result of such an offer.

     Avon said its decision to issue notes or not will be dependent upon market conditions.

     The notes being considered and the shares of common stock into which they would be convertible have not been registered under the Securities Act and may not be offered or sold in the U.S. absent registration or exemption from the registration requirements.

     Avon is the world's leading direct seller of beauty and related products, with $5.3 billion in annual revenues. Avon markets to women in 137 countries through three million independent sales representatives. More information on the company and its products can be found on its website www.avon.com.

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